Air Resource
Specialists, Inc.

1901 Sharp Point Drive
Suite E
Fort Collins, Colorado 80525
970-484-7941
FAX: 970-484-3423
September 11, 2002

Mr. Walter Wendland
Golden Grain Energy
PO Box 319
Fredericksburg, Iowa 50630

RE:	Proposal for Air Quality and Storm Water Permitting Support
Proposed 40 MM gallon Ethanol Plant

Dear Mr. Wendland:

            Air Resource Specialists, Inc. (ARS) is pleased to provide the enclosed proposal and cost estimate for consideration by Golden Grain Energy (GGE).  GGE has requested assistance from ARS to obtain the applicable environmental permits to initiate construction of a proposed 40 million (MM) gallon plant to be located near Mason City, Iowa.

            The principle environmental permits needed from the Iowa Department of Natural Resources (IDNR) to start building an ethanol plant are the air quality construction permit and the National Pollution Discharge Elimination System (NPDES) storm water discharge permit for construction activities.  ARS has considerable experience in providing similar environmental permitting services to other ethanol plants.  Table 1 lists ARS' current ethanol plant experience, which includes more than 20 plants in nine different states, including three Iowa plants (Little Sioux Corn Processors, Midwest Grain Processors Cooperative, and Big River Resources).  We are very knowledgeable about ethanol production processes, the resultant effluent streams, and the environmental control regulations that affect ethanol plants.  ARS has already developed a number of technical tools, such as spreadsheets for calculating ethanol plant air emissions, which will be directly transferable to this project.

            ARS will assist GGE obtain the air quality and storm water permits by submitting the required permit applications to IDNR.  ARS will also work with IDNR during the permit review process to ensure that each permit is issued in a timely manner.

A more detailed description of ARS' services is provided below.

Scope-of-Work

Air Permit Application Activities

            New or modified sources of air pollution emissions are required to obtain a construction permit prior to initiating construction.  Ethanol facilities typically emit the following air pollutants regulated by both Federal and State agencies:

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Particulate Matter (PM) from grain receiving, handling, and drying equipment, plus fugitive dust from traffic on roads
  Volatile Organic Compounds (VOCs) and Hazardous Air Pollutants (HAPs) from fermentation tanks, distillation columns, product tankage, product loadout facilities, fugitive losses from piping (leaks), and grain dryers

Nitrogen Oxides (NOx), Carbon Monoxide (CO), and Sulfur Dioxide (SO2) from combustion equipment (boilers and dryers)

            The air quality permit needs to be issued prior to construction and as such, this permit is usually the critical component for facility development.  Most other environmental permits and approvals are required only before commencement of operations, and as such are not as critical to the project development schedule.  ARS' advice is to initiate environmental permitting activities as soon as possible in order to minimize any potential adverse impacts on project schedules.  Our experience is that IDNR issues air permits for minor sources in about 90 days.

            The air quality permit application requires information concerning the design and construction of the facility as well as technical analyses of the expected air quality emissions and impacts.  ARS will work closely with GGE's design team to collect all of the required information for the application.  ARS staff plan to focus on the technical and regulatory aspects of the application, which allows GGE to focus on the physical and design information required.  ARS will take the lead role in assembling the application into a format acceptable to IDNR.

AQ Task 1 – Emission Calculations

            The air quality permit application requires information concerning the magnitude of air pollution emissions for all regulated pollutants.  As mentioned above, our experience is that ethanol plant emissions include PM from grain receiving, handling, and drying, VOC and HAP from a variety of processes including fermentation, distillation, and grain drying, and NOx, CO and SO2 emissions from fuel combustion.  Other smaller emission points may also exist depending on the specific design and operation of an individual plant.

            The potential emissions of all regulated air pollutants must be estimated for inclusion in the application.  Potential emissions are defined as the emissions associated with the maximum production capacity of the process.  For example, potential emissions from a boiler are those that result from the fuel consumption at maximum load.  A source can voluntarily restrict the operation of its equipment to reduce the potential emissions, but such restrictions must be made enforceable through a permit.

            ARS has developed spreadsheet tools to calculate emissions for all major ethanol production processes. Mostly, these estimates utilize published information on air emissions from the Environmental Protection Agency (EPA) and/or emissions testing data at similar ethanol facilities.  In some cases, GGE's design team may have design specifications on air emissions for a particular process that can be used in lieu of other data.  ARS will require basic information about the facility such as ethanol production capacity and boiler/thermal oxidizer capacity (MMBtu/hr) to make the emission estimates.  Since GGE's plant will be similar in design to other plants already permitted by ARS, we already have much of the required data for the emission calculations and other parts of the air quality permit application.

AQ Task 2 – Review Applicable Emission Standards

            ARS will provide an assessment of the applicable air quality emission limitations and standards from both Federal and State regulations.  These standards include federal New Source Performance Standards (NSPS) listed in 40 CFR Part 60 and general state emission standards for certain equipment and processes.  This assessment serves three purposes:   1) ensure that the plant design incorporates the necessary air pollutant emissions control to meet any applicable emission standards, 2) ensure that the State agency properly interprets the applicability of various regulations when writing the construction permit, and 3) provide for identification of the expected air monitoring and testing requirements during facility operation.

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            Federal NSPS standards potentially cover a number of individual processes and equipment at an ethanol plant, including tankage (Subpart Kb), piping equipment such as pumps and valves (Subpart VV), and boilers (Subpart Db or Dc).  The applicability of any particular NSPS depends in part on the size of the equipment (larger equipment is generally covered by the NSPS).  For example, boilers sized between 10-100 MMBtu/11r are covered under NSPS Subpart Dc and boilers sized between 100-250 MMBtu/hr are covered under Subpart Db. Subpart Db has more rigorous emission standards and more substantive compliance monitoring requirements than Subpart Dc (e.g. Subpart Db requires continuous emissions monitoring of NOx emissions).  Some NSPS also have exemptions for batch chemical processing and/or production of beverage alcohol.  Understanding the applicable emission standards up-front can aid in the facility design with the objective of either compliance or qualifying for an exemption or less stringent emission standard.

AQ Task 3 – State Application Forms and Supporting Technical Documentation

            All IDNR application information must be included on a set of standardized forms.  ARS will also prepare a technical report to accompany the application forms for the proposed facility.  The technical report will include details of the emission calculations and regulatory analysis described above.

            The application package for the facility will be provided to GGE for review and approval prior to submittal to the IDNR.  An Iowa Licensed Professional Engineer (PE) must also sign the air quality construction permit application.  ARS does not have an Iowa Licensed PE on staff, and we cannot complete this part of the application.  In the past, the PE signature has been provided by Fagen or another qualified individual on the project design team.

AQ 4 – Agency Questions and Follow-Up

            Usually, questions from the permitting authority occur during review of an air quality permit application.  ARS will provide continuing support to GGE during the permit review to ensure that the air quality permit is issued in a timely fashion.  A limited budget for this support is included based on past experience with other Iowa ethanol plant permits.  However, the scope and nature of any IDNR questions cannot always be predicted in advance.  If certain questions necessitate additional technical studies, the resulting work may require a change order to ARS' contract.  ARS will notify GGE if these circumstances arise and provide a detailed work scope and costs.

            The IDNR will initially issue the construction permit in draft form for review by the applicant and the public.  ARS will assist GGE during the negotiation of final permit terms and provide comments on the draft permit as needed.  After the final permit is issued, ARS will prepare a permit compliance summary in "checklist" form to help in identifying and understanding the continuing obligations for air quality monitoring, testing, and reporting during plant operation.

AQ Task 5 – Project Management & Administration

            This task covers project management and administrative expenses such as contract booking, invoicing, etc.  ARS will provide a brief technical and financial progress report with each monthly invoice describing the work accomplished during the invoicing period and outlining the objectives for the next period.

Storm Water Permit Application Activities

            The requirements for storm water permits are outlined in the Iowa water quality regulations and ARS' proposed work scope is designed to satisfy these requirements.  Stone water permits for construction activities are usually issued by IDNR under a general permit.  The general permit requires implementation of a Storm Water Pollution Prevention Plan (SWPPP), which must incorporate any required pollution control measures.

            Storm water permit applications require information concerning the location and physical characteristics of the site and surrounding areas.  In addition, facility design information is necessary for preparation and implementation of a SWPPP.  ARS will work closely with the plant design team to collect all of the required information for the permit application and SWPPP.  As with the air permit, ARS staff plan to focus on the

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technical and regulatory aspects of the application, which allows the design team to focus on the physical and design information required.  ARS will take the lead role in assembling the application into a format acceptable to the agency.

            Typically at an ethanol plant, two storm water permits are required for facility development; one to cover construction activities and another to cover industrial (manufacturing) activities once operations commence.  This particular proposal and cost estimate covers applicable storm water permitting requirements for construction activities only.  ARS will assist GGE with the storm water permit associated with industrial operations at a later time.  For all prior ethanol plants permitted by ARS, a General Storm Water Permit satisfied applicable requirements.

The following summary of activities is provided to cover activities associated with obtaining coverage under an IDNR General Storm Water Permit, as required by applicable laws and regulations.

SW Task 1 – Site Information Review

            Storm water permits require information concerning specific physical characteristics of the site and surrounding areas.  In addition, an understanding of planned site activities is helpful for determining appropriate controls.  ARS will conduct a review of site specific information to improve our understanding of site particulars and to enhance project planning activities.

SW Task 2 – Review Applicable Requirements and Controls

            ARS will provide an assessment of the water quality requirements specific to the site.  ARS will work closely with the project design team to provide a comprehensive, effective storm water control plan.  The assessment will include the preparation of storm water runoff coefficient estimates, the development of pollution prevention procedures, and a determination of appropriate pollution prevention structures/devices.  This assessment will ensure that the plant design incorporates the necessary water pollution prevention strategies to meet applicable standards.

It is expected that the storm water controls applied at GGE's site will be similar to measures employed at other plants constructed by Fagen.

SW Task 3 – Storm Water Pollution Prevention Plan Preparation

            The IDNR storm water general permit requires the preparation of a site specific Storm Water Pollution Prevention Plan (SWPPP).  The SWPPP must incorporate information regarding the site and surrounding areas, including nearby waterways, as well as construction/operating procedures for minimizing storm water pollution potentials.  The SWPPP will be prepared to meet the requirements of the Iowa general permit.  It should be noted that the Iowa General Permit may require that a Professional Engineer licensed in the State of Iowa certify the SWPPP.  ARS does not have an Iowa P.E. on staff, but expects that Fagen or someone else on the project team will have an appropriate staff member to complete this activity.

            In addition to SWPPP preparation, storm water regulations require ongoing compliance activities, such as inspections, monitoring, personnel training, and SWPPP maintenance.  ARS has not included these activities in the budget, since typically they are most efficiently conducted by on-site employees.  However, a cost estimate can be provided, upon receipt of request, to assist GGE with initial SWPPP implementation, such as personnel training.

SW Task 4 – Notice of Intent and Supporting Technical Documentation

            To obtain coverage under the State of Iowa general storm water permit, a Notice of Intent (NOT) must be completed on a set of standardized forms.  ARS will also prepare the associated technical appendices to

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accompany the NOT for the facility. The technical appendices will include details of pollution prevention controls and procedures, storm water outfalls, and general site characteristics.

            The NO1 package for the site will he provided to GGE and the plant design/construction firm for review and approval prior to submittal to IDNR.  Iowa requires the submission of a construction NOT at least 24 hours prior to initiating on-site construction activities.  In addition, Iowa requires that at least two public notices for at least one day be published in newspapers with the largest circulation in the area of the proposed discharges.  ARS will assist GGE with the publication of the notices.

SW Task 5 – Agency Questions and Follow-Up

            Sometimes, questions from the permitting authority occur during review of a stone water NOT.  ARS will provide continuing support to GGE during the NOT review to ensure that the application is processed in a timely fashion.  As with the air permit, ARS has included some costs to cover this contingency.  Although, the scope and nature of these questions cannot always be predicted in advance, our past experience is that the agency asks only minor questions on general storm water permits.  If certain questions necessitate additional technical studies or an individual storm water permit, the resulting work may require a change order to ARS contract.  ARS will notify CGE if these circumstances arise and provide a detailed work scope and costs.

SW Task 6 – Project Management & Administration

            This task covers project management and administrative expenses such as contract booking, invoicing, etc.  ARS will provide a brief technical and financial progress report with each monthly invoice describing the work accomplished during the invoicing period and outlining the objectives for the next period.

Other Environmental Regulations

            In addition to air and storm water permitting requirements, other environmental permits and approvals may be required for process water effluent discharges at the proposed ethanol plant.  Eventually, GGE may require additional environmental studies, such as an NOI for coverage under a general storm water permit associated with industrial activities, a Spill Prevention Control and Countermeasure (SPCC) Plan, Risk Management Plans (RMP), and other site-specific permitting and compliance activities.  These permits are not required to start plant construction and additional time is available to secure any approvals.  ARS has prepared a summary of the environmental compliance requirements normally faced by new and existing ethanol plants for inclusion in the Bryan and Bryan Ethanol Plant Development Handbook and a copy of this article is attached.  However, as most of these requirements are site and effluent discharge specific, accurate costs for these services are difficult to estimate at present.  ARS can provide a more detailed proposal for additional environmental services once the site, facility design, and effluent discharges are defined.

            In addition to the air and storm water permits, an environmental site assessment may be needed to verify the general environmental condition of the candidate plant site and help avoid selection of a site with known or suspected environmental contamination.  ARS recommends that such audits be conducted for plant sites that are on or near properties with current or prior industrial use.  A proposal for an environmental site assessment can be provided to GGE upon request.  If this activity is needed, it should also be completed early in the project planning process.

Budget & Schedule

            As requested by GGE, ARS has prepared a separate project budget for the air quality permit application and construction storm water permit application.  ARS estimates the project budget for the air quality permit application to be $9,871 and the storm water permit application to be $5,212.  These costs are proposed on a Time & Materials basis following the ARS' January 1, 2002 rate schedule (attached).  ARS agrees not to exceed the budget without prior approval from GGE.

ARS will have the air quality and storm water permit applications ready for submittal to IDNR approximately four weeks following receipt of the authorization to proceed plus all necessary technical

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information from GGE.  Generally, ARS processes the air quality permit application first since this permit has the longest lead time.  However, this schedule can be modified to meet any specific project needs.

            Any IDNR permitting fees have not been included in the proposed budgets and are the responsibility of GGE.  Project costs are also based on our experience permitting other Iowa ethanol plants.  The major assumptions are that the proposed ethanol plant will be classified as a "minor source" for air quality permitting and that a general permit is acceptable for storm water.  To date, IDNR has not required air dispersion modeling for other ethanol plant permitting applications (also minor sources).  As such, we have not included the costs for air dispersion modeling in this proposal.  Also, it has not been necessary on past permits to hold face-to-face meetings with IDNR as part of completing the air or storm water permit applications.  As such, travel and attendance at out-of-town meetings have not been included in the budget.

Closing

            ARS appreciates the opportunity to provide this proposal and cost quotation for ethanol plant permitting to GGE.  ARS is extremely well qualified to assist GGE secure the required environmental permits and approvals for the proposed facilities.  ARS' technical strength is our extensive ethanol industry experience, coupled with a broad understanding of the environmental control requirements impacting the ethanol industry, and a working knowledge of Iowa's environmental regulations.  I am confident that ARS will provide the necessary technical and regulatory skills to help make your new ethanol plant a success.

            GGE can signify its acceptance of the projects noted in this proposal by signing and returning the enclosed work authorization forms, or you may use a purchase order or other authorization method of your choosing.  GGE can choose to authorize the air permit application, the storm water permit application, or both.

If there are any questions regarding our proposal, you may contact me at 970-484-7941 or by email at HGebhart@air-resource.com. Thank you for considering ARS for this work.

Sincerely

/s/ D. Howard Gebhart

D. Howard Gebhart, Manager Environmental Compliance Section

Air Resource
Specialists, Inc.

1901 Sharp Point Drive
Suite E
Fort Collins, Colorado 80525
970-484-7941
FAX: 970-484-3423

Table 1

Summary of Ethanol Plant Experience
Nebraska

Plant	Location	Plant	Location
High Plains Corporation	York	Chief Ethanol Fuels	Hastings
Husker Ag Processing	Plainview	AGP Corn Processing	Hastings
Sutherland Ethanol LLC	Sutherland	Lincoln Co. Ethanol	North Platte
KAAPA	Minden	Oregon Trail Ethanol	Davenport
Berexco	Trenton

Iowa

Plant	Location	Plant	Location
Big River Resources	Burlington	MGP Grain Proc. Coop.	Lakota
Little Sioux Corn Processors	Marcus

Kansas

Plant	Location	Plant	Location
High Plains Corporation	Colwich	US Energy Partners	Russell
NFSIKA Enemy	Scandia	Western Plains Energy	Campus

Wisconsin

Plant	Location	Plant	Location
Badger State Ethanol	Monroe	Stonic Energy	Menomonie

Other Locations

Plant	Location	Plant	Location
Glacial Lakes Corn Proc.	Watertown SD	DENCO	Morris MN
High Plains Corporation	Portales NM	Nordic Biofuels	Longview WA & Ashtabula OH

Table 2
Project Budget – Environmental Permitting Support
Air Quality Permit Application

Golden Grain Energy - Mason City, Iowa New Facility Air Permitting Assistance Budget prepared by Air Resource Specialists, Inc.; Fort Collins, CO			11-Sep-02

Tasks	H. Gebhart	Tech Staff	Clerical Staff

AQ Task 1 - Emission Calculations	4	32
AQ Task 2 - Review Applicable Standards	8
AQ Task 3 - IDNR Permit Application Forms	4	40	8
AQ Task 4 - Agency Questions & Follow-up	8	8
AQ Task 5 - Project Management & Administration	8		8

Totals	24	88	16

Labor Summary	Hours	Rate	Budget

H. Gebhart	24	$120.00	$2,880
Tech Staff	88	$60.00	$5,280
Clerical	16	$40.00	$640

Subtotal	128		$8,800
Less 5% Preferred Customer Discount (if applicable)			$-
Subtotal			$8,800

Computer			$640
Communications			256
Miscellaneous (maps, etc.)			$175
Travel (See below for detail)			$-

Estimated Project Budget			$9,871

Air Resource
Specialists, Inc.

1901 Sharp Point Drive
Suite E
Fort Collins, Colorado 80525
970-484-7941
FAX: 970-484-3423

WORK AUTHORIZATION FORM

Client	Golden Grain Energy
PO Box 319
Fredericksburg, IA, 50630

Description:	Prepare an air quality permit application arid supporting materials for a proposed nominal 40 MM gallon ethanol plant to be located near Mason City, Iowa.

Cost:	$9,871

Terms:

Time & Materials basis.  ARS labor rates and commercial terms dated January 1, 2002 apply (attached).  ARS agrees not to exceed the authorized budget without prior approval by Client.  ARS will invoice Client monthly for project expenses accrued during the previous month.  Invoices are payable in 30 days. Late payment is subject to interest at 1.5 percent per month on the unpaid balance.

Approved by:	GOLDEN GRAIN ENERGY

Signature: /s/ Walter Wendland

Title: Pres.

Date: 10/10/02